Exhibit 99.1

Noranda Aluminum Holding Corporation

Announces Secondary Offering of Common Stock by Apollo

FRANKLIN, Tenn.—May 11, 2015—Noranda Aluminum Holding Corporation (NYSE: NOR) (the “Company”) announced today the commencement of a secondary public offering of 22,840,000 shares of the Company’s common stock by certain funds affiliated with Apollo Global Management, LLC (the “Selling Stockholders”). The Company itself is not selling any shares and will not receive any proceeds from the proposed offering. Prior to this offering, the Selling Stockholders owned or controlled approximately 33.1% of the Company’s outstanding shares of common stock. Following the completion of this offering, the Selling Stockholders will no longer own any shares of the Company’s common stock and we expect Matthew R. Michelini, Matthew H. Nord, Eric L. Press, and Robert J. Kalsow-Ramos, who are affiliates of the Selling Stockholders, to resign from our board of directors.

Morgan Stanley is the sole underwriter for the offering. A shelf registration statement (including prospectus) (File No. 333-193711) relating to the shares is effective with the Securities and Exchange Commission (“SEC”). Before you invest, you should read the prospectus and other documents filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement, when available, may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these shares of common stock is being made only by means of a prospectus supplement and related prospectus.

About Noranda

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils.

Forward-looking Statements

Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ Securities and Exchange Commission filings. The company does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Noranda Aluminum Holding Corporation

John A. Parker

Vice President of Communication and Investor Relations

(615) 771-5734

john.parker@noralinc.com